Exhibit 5.1

London Freshfields Bruckhaus Deringer llp 65 Fleet Street London EC4Y 1HS T +44 20 7936 4000 (Switchboard) +44 20 7832 7353 (Direct) F +44 20 7108 7353
Carnival plc Carnival House 5 Gainsford Street London SE1 2NE	LDE No 23 E david.higgins@freshfields.com www.freshfields.com Doc ID LON39532472/5 Our Ref 159590-0002 DH / DC

1 February 2016

Dear Sirs

Registration Statement on Form S-3 ASR

INTRODUCTION

1. In connection with the registration statement dated 1 February 2016 (the Registration Statement) under the Securities Act 1933 (the Act) on Form S-3ASR of Carnival Corporation, a corporation organised under the laws of the Republic of Panama (Carnival Corporation) and Carnival plc, a public limited company incorporated under the laws of England and Wales (the Company), we have been requested to render our opinion on certain matters in connection with the Registration Statement.

2. The Registration Statement relates to the registration under the Act of the potential sale of certain of the Company’s ordinary shares of US$1.66 each (the Ordinary Shares).

3. We are acting as English legal advisers to the Company for the purposes of giving this opinion. In so acting, we have examined the following documents:

(a)	a copy of the Registration Statement, including the base prospectus included therein (the Prospectus);

(b)	a copy of the current Articles of Association of the Company in force as at 1 February 2016;

(c)	a search carried out on 1 February 2016 (carried out by us or by ICC Information Ltd. on our behalf) of the public documents of the Company kept at the Registrar of Companies of England and Wales (the Company Search);

(d)	a certificate issued to us by the corporate counsel of the Company dated 1 February 2016 (the Certificate),

(together, the Documents) and relied upon the statements as to factual matters contained in or made pursuant to each of the above mentioned documents.

Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. For regulatory information please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

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ASSUMPTIONS

4. In considering the Documents and rendering this opinion we have with your consent and without any further enquiry assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)	Drafts: that, where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen;

(d)	Certificates: that each of the statements contained in the Certificate is true and correct as at the date hereof;

(e)	Company Search: that the information revealed by the Company Search: (i) was accurate in all respects and has not since the time of such search been altered; and (ii) was complete, and included all relevant information which had been properly submitted to the Registrar of Companies;

(f)	Winding-Up Enquiry: that the information revealed by our oral enquiry on 1 February 2016 of the Central Registry of Winding-Up Petitions (the Winding-Up Enquiry) was accurate in all respects and has not since the time of such enquiry been altered;

(g)	Unknown facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Documents or which have not been disclosed to us that may affect the validity or enforceability of the Documents or any obligation therein or otherwise affect the opinions expressed in this opinion;

(h)	Anti-terrorism, money laundering: that the parties have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and that performance and enforcement of the Documents is, and will continue to be, consistent with all such laws and regulations;

(i)	Board meetings: that all meetings of the board of directors of the Company required by law or regulation or pursuant to the provisions of the Articles of Association of the Company to authorise the issue and allotment of the Ordinary Shares were or will be properly constituted and convened, quorate throughout and properly held and that all applicable provisions contained in the Companies Act 1985 and the Companies Act 2006 and the Articles of Association of the Company relating to the disclosure of directors’ interests and the power of interested directors to vote at such meetings were or will be duly observed and that the necessary resolutions were or will be properly passed at those meetings, and such resolutions remain in force and have not been and will not be revoked, rescinded or amended and are in full force and effect;

(j)	Secondary legislation: that all UK secondary legislation relevant to this opinion is valid, effective and enacted within the scope of the powers of the relevant rule-making authorities;

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(k)	Representations: that the representations and warranties by the parties in the Documents in any case (other than as to matters of law on which we opine in this opinion) are or were, as applicable, true, correct, accurate and complete in all respects on the date such representations and warranties were expressed to be made and that the terms of the Documents have been and will be observed and performed by the parties thereto;

(l)	Directors’ powers: that the directors of the Company, in authorising the issue and allotment of the Ordinary Shares, exercised, or will exercise, their powers in accordance with their duties under all applicable laws and the Articles of Association of the Company;

(m)	Shareholder meetings: that any meetings of the members of the Company required by law or regulation or pursuant to the provisions of the Articles of Association of the Company to authorise the issue and allotment of the Ordinary Shares were or will be properly constituted and convened, quorate throughout and properly held, and that the necessary resolutions were or will be properly passed at those meetings, and such resolutions remain in force and have not been and will not be revoked, rescinded or amended and are in full force and effect;

(n)	Authorised share capital: that the Company had or will have sufficient authorised capital at the time of each issue and allotment of Ordinary Shares to effect each such issue and allotment;

(o)	Directors’ authority to allot: that the directors of the Company had or will have sufficient authority to allot the Ordinary Shares pursuant to section 80 of the Companies Act 1985, sections 550 or 551 of the Companies Act 2006 or any preceding legislation at the time of each such allotment;

(p)	Pre-emption rights: that the Company complied or will comply with all applicable pre-emption rights, whether pursuant to law, regulation or the Articles of Association of the Company, at the time of each issue and allotment of Ordinary Shares;

(q)	Ordinary Shares paid up: that all of the Ordinary Shares are or will be fully paid;

(r)	Insolvency: that at the time of each issue and allotment of Ordinary Shares: (i) no proposal had been or will be made for a voluntary arrangement, and no moratorium had been or will be obtained in relation to the Company under the Insolvency Act 1986 or any preceding or equivalent legislation; (ii) the Company had not given and will not give any notice in relation to any voluntary winding-up resolution, nor has or will any such resolution been passed; (iii) no application had been or will be made or petition presented to a court, and no order had been made or will be by a court, for the winding-up or administration of the Company, and no step had been or will be taken to dissolve the Company; (iv) no liquidator, administrator, receiver, administrative receiver, trustee in bankruptcy or similar officer had been or will be appointed in relation to the Company or any of its assets or revenues, and no notice had been given or filed or will be given or filed in relation to the appointment of such an officer; and (v) no insolvency proceedings or analogous procedures had been or will be commenced in any jurisdiction outside England and Wales;

(s)	Companies House filings: that all required filings with respect to the issue and allotment of the Ordinary Shares have been or will be made with the Registrar of Companies of England and Wales; and

(t)	Other consents: that all other consents, licences, approvals, notices, filings, recordations, publications and registrations required by law or regulation or pursuant to the provisions of the Articles of Association of the Company have been made or obtained, or will be made or obtained within the period permitted or required by such laws, regulations or provisions.

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OPINION

5. Based and relying solely upon the foregoing and the matters set out in paragraphs 6 and 7 below and excluding any matters not disclosed to us, we are of the opinion that on approval by the Company of the sale of any of the Ordinary Shares, payment by the transferee of the purchase price for such Ordinary Shares acquired and registration of the relevant transferee in the register of members of the Company, the Ordinary Shares will be duly authorised and validly issued and fully paid and non-assessable.

For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Ordinary Shares means under English law that the holder of each such share, in respect of which all amounts due on such share as to the nominal amount and any premium thereon have been fully paid, will be under no further obligation to contribute to the liabilities of the Company solely in its capacity as holder of such share.

QUALIFICATIONS

6. Our opinion is subject to the following qualifications:

(a)	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding-up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross-Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

(b)	Winding-Up Enquiry: the Winding-Up Enquiry relates only to the presentation of: (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(i)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-Up Petitions immediately;

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(ii)	in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-Up Petitions;

(iii)	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry, and the making of such order may not have been entered on the records immediately;

(iv)	details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding-up petitions, the Central Registry of Winding-Up Petitions may not have records of winding-up petitions issued prior to 1994;

(c)	no opinion is given as to whether or not any court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any relief ancillary to proceedings commenced in a foreign court;

(d)	we express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law; and

(e)	this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time.

OBSERVATIONS

7. We should also like to make the following observations:

(a)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including the statements of foreign law, or the reasonableness of any statement or opinion or intention contained in or relevant to the Registration Statement or any other document referred to herein, or that no material facts have been omitted therefrom;

(b)	it should be understood that we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statement of opinion or intention, contained in or relevant to any document referred to herein, or that no material facts have been omitted therefrom.

8. This opinion is limited to English law as currently applied by the English courts and is given on the basis that it will be governed by and construed in accordance with current English law. Accordingly, we express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts. In particular, we express no opinion on European Community law as it affects any jurisdiction other than England. We also express no opinion as to whether or not a foreign court (applying its own conflict of law rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law.

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9. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or by the rules and regulations promulgated thereunder.

10. This opinion is given to you for your benefit and for the purposes of the Registration Statement. It is not to be transmitted to any other person nor is it to be relied upon by any other person or for any purposes or quoted or referred to in any public document without our prior written consent, except that we consent to the filing of this opinion as an exhibit to the Registration Statement.

GOVERNING LAW AND JURISDICTION

11. This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

12. The English courts shall have exclusive jurisdiction, to which you and we submit, in relation to all disputes arising out of or in connection with this opinion, including, without limitation, disputes arising out of or in connection with: (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion; and (ii) any non-contractual obligations arising out of or in connection with this opinion

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP